EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA,

domiciled in Arizona

ANNUAL LOCK SEGMENT OPTION RIDER

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider that are applicable to Annual Lock Segments which are introduced below. In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America, “you” and “your” mean the Owner and “Rider” means this Rider. Subject to the terms and conditions of this Rider, you may make allocations to an Annual Lock Segment with this index linked and variable deferred annuity Contract as described below.

This Rider is effective upon your receipt.

The following replaces the definition of Index Performance Rate and is applicable to Annual Lock Segments:

SECTION [2.01(b)] INDEX PERFORMANCE RATE

“Index Performance Rate” means, for Annual Lock Segments, the percentage change in the value of the related Index from the Segment Start Date to the Segment Maturity Date. This calculation, called the point-to-point- method, compares the change in the Index between two discrete points in time, namely the Segment Start Date and the Segment Maturity Date. In certain instances, an Index may not publish a price on a Segment Start Date, Segment Maturity Date, or Annual Lock Anniversary in which case we will use the last published price as the price on such a Segment Start Date, or Segment Maturity Date for purposes of calculating the Index Performance Rate. The Index Performance Rate may be positive or negative.

The following is added to the definition of Segment Rate of Return and is applicable to Annual Lock Segments:

SECTION [2.01(n)] SEGMENT RATE OF RETURN

For the Annual Lock Segment Option, your Segment Rate of Return is determined as follows:

Annual Lock Segment Rate of Return

The Annual Lock Segment Rate of Return is equal to the cumulative result of each successive “Annual Lock Yearly Return” over the Segment Duration, beginning on the Segment Start Date and ending on the Segment Maturity Date[, minus the Return of Premium Death Benefit (“ROP DB”) Rider Charge cumulative percentage described in Section III of the ROP DB Rider if the ROP DB Rider is elected].

The Performance Cap Rate for Annual Lock Segments is on an annual basis, not for the entire Segment Duration.

The “Annual Lock Yearly Return” is determined by the annual Index Performance Rate multiplied by the Participation Rate and is subject to the annual Performance Cap Rate and the Segment Buffer as shown in the table below:

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If the annual Index Performance Rate multiplied by the Participation Rate:	Then the Annual Lock Yearly Return will be:
Exceeds the Annual Lock [1 Year] Performance Cap Rate	Equal to the Annual Lock Segment Performance Cap Rate

Is positive but is less than or equal to the [1 Year] Performance Cap Rate	Equal to the Index Performance Rate multiplied by the Participation Rate

Is between zero and the Annual Lock Segment Buffer, inclusive of both	Equal to 0%

Is more negative than the Annual Lock Segment Buffer	Negative, to the extent the percentage decline exceeds the Annual Lock Segment Buffer

The first “Anniversary Ending Amount” of an Annual Lock Segment is determined by the Segment Investment plus the Segment Investment multiplied by the first year’s Annual Lock Yearly Return. An “Anniversary Ending Amount” is determined on the “Annual Lock Anniversary” for each year of the Annual Lock Segment.

In the second and later years, the Anniversary Ending Amount is determined by the previous year’s Anniversary Ending Amount (which reflects the Segment Investment adjusted cumulatively by the previous years’ Annual Lock Yearly Returns) plus the previous year’s Anniversary Ending Amount multiplied by the current year’s Annual Lock Yearly Return.

Your Segment Maturity Value is determined in the same manner as the Anniversary Ending Amount in the second and later years

Effect of Withdrawals on an Annual Lock Segments

Withdrawals from Annual Lock Segments will reduce your Segment Investment on the Transaction Date on a pro-rata basis and such adjustment will be reflected in each Anniversary Ending Amount.

The following is added to the definition of Segment Type and is applicable to Annual Lock Segments:

SECTION [2.01(r)] SEGMENT TYPE

Annual Lock Segment Type

Subject to the terms and conditions of Section [2.01(n)], the Annual Lock Segment Type offers a [1 Year] Performance Cap Rate and Segment Buffer that is declared at the Segment Start Date for each year of the Segment Duration. If an Annual Lock Segment Type is available under your Contract on the Contract Date, it is shown in the Data Pages.

RIDER CHARGE

There is no charge for this Rider.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[

Mark Pearson, Chief Executive Officer]		José Ramón González Chief Legal Officer and Secretary]

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